RESCISSION AGREEMENT

THIS RESCISSION AND SETTLEMENT AGREEMENT (the "Agreement"), dated and effective as of November 9, 2006 (the "Effective Date"), by and among Michael McHugh ("Michael"), Bruce Silva ("Bruce"), and Thomas Monte ("Thomas" and, collectively with Michael and Bruce, the "Sellers"); Continental Home Loans, Inc. ("CHL"), a corporation organized and existing under the laws of the State of New York; and Shearson Financial Network, Inc. ("SFN" or the "Company"), a corporation organized and existing under the laws of the State of Nevada. The Sellers, CHL and the Company are sometimes, individually referred to herein as a "Party" and collectively referred to herein as the "Parties".

RECITALS

On or about June 7, 2006, the Parties entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), and each of the respective Sellers entered into Employment Agreements with the Company (the "Shearson Employment Agreements").

Certain variances concerning the strategic direction of CHL have arisen between CHL, the Company and Sellers, and the Parties have reached an agreement that it is in their respective best interests to rescind the Stock Purchase Agreement and the Employment Agreements, each of which shall be deemed void ab initio.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.     Rescission.

1.1    Certificate. Simultaneously with the execution of this Agreement, each of the Sellers will execute a certificate that represents that he disclaims any interest in the SFN shares due as part of the Stock Purchase Agreement, and SFN shall execute a certificate that it disclaims any interest in CHL shares due as part of the Stock Purchase Agreement.

1.2    Non-disparagement. From the date of this Agreement, the Parties shall not make any public disparaging statements concerning the other company's officers, directors, employees, attorneys, agents, or contracting parties, or its business or operations. This non-disparagement agreement shall not in any way prevent the Parties from disclosing any information to their attorneys or in response to a lawful subpoena or court order requiring disclosure of information.

1.3    Rescission. Effective upon the Closing, the Stock Purchase Agreement and the Employment Agreements shall be deemed to be void ab initio, and neither party thereto shall have any right or obligation of whatsoever nature or kind there under or with respect thereto.

1.4    Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the "Closing") shall take place on or about November 9, 2006 or on such other date as the Parties shall agree (the "Closing Date"). Such Closing shall take place through an exchange of originally executed documents using overnight courier service orby facsimile followed by an exchange of such originally executed documents. At the Closing, the Sellers, SFN and CHL shall deliver to each other executed copies of this Agreement and the certificates described in Sections 1.1 and 6 of this Agreement. Additionally, each of the Parties shall deliver such other documents as may be required pursuant to the terms hereof.

2.     Representations and Warranties of SFN. SFN hereby represents and warrants to CHL and each of the Sellers as follows:

2.1    Authority. SFN has the full and unrestricted right, power, capacity and authority to enter into, execute and deliver this Agreement;

2.2    Compliance. SFN's compliance with the respective obligations hereunder will not violate, conflict with or constitute a breach of any agreement, arrangement, commitment or understanding to which SFN is a party.

2.3    No Consent. Except for a Form 8-K to be filed by SFN with the Securities and Exchange Commission ("SEC") promptly after the Closing, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or agency is required on the part of SFN in connection with the valid execution and delivery of this Agreement. In addition to disclosing the termination and rescission of the Stock Purchase Agreement and the Employment Agreements, SFN agrees that SFN shall correct in its Form 8-K to be filed with the SEC any errors that were included in prior SEC filings regarding the completion of the acquisition of CHL by SFN.

2.4    Disclosure. No representations or warranties by the SFN in this Agreement and no statement contained in any document (including, without limitation, financial statements, filings with the Securities and Exchange Commission, or any certificate, or other writing furnished or to be furnished by SFN to CHL pursuant to the provisions hereof or in connection with the transactions contemplated hereby and by the Stock Purchase Agreement) contained, contain or will contain any untrue statement of material fact or omitted, omit or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

2.5    Absence of Agreements. The officers and directors of SFN have not caused, in their capacity as officers or directors of SFN, the execution of any agreements binding CHL or the Sellers to obligations which inure to the detriment of CHL or the Sellers prior to or subsequent to the date of this Agreement.

2.6    No Violation. Neither the execution and delivery of this Agreement nor its performance and the consummation of the transactions contemplated hereby will (a) violate any provision of the Articles of Incorporation or Bylaws of SFN, (b) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any debt, obligation, contract, commitment or other agreement to which the SFN is a party or by which it or its property may be bound, (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, charge or limitation of any kind, upon any property or assets of the SFN, or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court orgovernmental authority.

2.7    Cease Representation. Subsequent to the date of this Agreement, the SFN officers and directors shall not represent or hold themselves out as representing CHL's management, CHL's Board of Directors or as currently connected to CHL in any way or manner that could convey that the rescission contemplated by this Agreement has not occurred.

3.     Representations and Warranties of CHL. CHL represents and warrants to the Company that:

3.1    Authority. CHL has the full and unrestricted right, power, capacity and authority to enter into, execute and deliver this Agreement;

3.2    Compliance. CHL's compliance with the respective obligations hereunder will not violate, conflict with or constitute a breach of any agreement, arrangement, commitment or understanding to which CHL is a party.

3.3    No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or agency is required on the part of CHL in connection with the valid execution and delivery of this Agreement, or the delivery of the certificate required by Sections 1.1 and 6 hereof.

3.4    Disclosure. No representations or warranties by CHL in this Agreement and no statement contained in any document (including, without limitation, financial statements or other writing furnished or to be furnished by CHL to SFN pursuant to the provisions hereof or in connection with the transactions contemplated hereby) contained, contain or will contain any untrue statement of material fact or omitted, omit or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

3.5    Absence of Agreements. CHL has not caused to be executed any agreements binding SFN to obligations which inure to the detriment of SFN prior to or subsequent to the date of this agreement.

3.6    No Violation. Neither the execution and delivery of this Agreement nor its performance and the consummation of the transactions contemplated hereby will (a) violate any provision of the Articles of Incorporation or Bylaws of CHL, (b) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any debt, obligation, contract, commitment or other agreement to which CHL is a party or by which it or its property may be bound, (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, charge or limitation of any kind, upon any property or assets of CHL, or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

3.7    Cease Representation. Subsequent to the date of this agreement, CHL shall not represent or hold itself out as representing SFN or as currently connected to SFN in any way or manner that could convey that the rescission contemplated by this Agreement has not occurred.

4.     Mutual Releases.

4.1    No Claims on Certain Assets. All Parties mutually agree and acknowledge that any assets, production and personnel previously transferred by SFN or any other entity to CHL, or managed by CHL for SFN, including, but not limited to, SFN's assets located in Hauppauge, Brentwood, and on the 4th floor of its Garden City offices (collectively, the "Former SFN Assets") shall remain the sole and separate property of CHL; that SFN shall make no claim on any of such Former SFN Assets; and that no Party has any further financial or other obligation to the other Parties whatsoever in connection therewith.

4.2    Release by the SFN. For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SFN hereby fully and forever releases and discharges CHL and its directors, partners, members, managers, officers, shareholders, employees, agents, heirs, attorneys, executors, administrators, predecessors, successors and assigns (each, a "CHL Party" and, collectively, the "CHL Parties"), of and from any and all claims, demands, agreements, contracts, covenants, suits, actions, causes of action, obligations, controversies, debts, costs, expenses, accounts, damages, judgments, losses and liabilities, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, concealed or hidden (collectively, "Claims"), which SFN has had, may have had or now has, to and including the date of this Agreement, against any of the CHL Parties, arising out of or in connection with the Stock Purchase Agreement, the Employment Agreements, and/or the oral arrangement under which CHL managed the Former SFN Assets, in return for a management fee. SFN further represents, warrants and agrees that, effective as of October 1, 2006, CHL had no further responsibility for managing the Former SFN Assets.

4.3    Release by CHL. For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CHL hereby fully and forever releases and discharges SFN and its directors, partners, members, managers, officers, employees, agents, heirs, attorneys, executors, administrators, predecessors, successors and assigns (each, a "SFN Party") of and from any and all Claims which any Party has had, may have had or now has, to and including the date of this Agreement, against any Parties, including without limitation any Claims arising out of or in connection with the Stock Purchase Agreement and the Employment Agreements.

4.4    Acknowledgements. All Parties mutually agree and acknowledge that neither party has any further obligation or liability whatsoever arising out of or in connection with the Stock Purchase Agreement, the Employment Agreements, and/or the oral agreement under which CHL managed the Former SFN Assets in return for a management fee. All Parties intend for their respective releases to be effective as a bar to all actions, causes of action, suits, claims or demands of every kind, nature or character whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, except to the extent arising out of, in connection with or resulting from any breach of this Agreement. In connection with such waiver and relinquishment, the Parties hereby acknowledge that he, she or it is aware that he, his, she, her or it or its attorneys may hereafter discover claims or facts in addition to, or different from, those which they now know or believe to exist with respect to the subject matter of this release, but that the Parties nonetheless intend hereby to fully, finally and forever release all disputes and differences, known or unknown, suspected or unsuspected, which do now exist as to the released matters.

5.     Insurance. CHL hereby represents that during the period from June 7, 2006 and through the Closing Date (the "Coverage Period") CHL maintained one or more E&O, general liability, workers' compensation, and health insurance policies in full force and effect.

6.     Closing deliverables. Each of the Sellers shall deliver a certificate representing that it disclaims any interest in SFN shares to be delivered under the Stock Purchase Agreement. SFN shall deliver a certificate representing that it disclaims any interest in CHL shares to be delivered under the Stock Purchase Agreement.

7.     Indemnification.

7.1    By CHL. CHL shall indemnify, defend and hold harmless SFN, and its directors, officers, employees, agents, heirs, attorneys, executors, administrators, successors and assigns (each, an "Indemnified Party"), from and against any and all Damages (as defined in Section 7.4 hereof) incurred or suffered by any Indemnified Party arising out of, in connection with or resulting from any breach of any representation, warranty, covenant or obligation hereunder by CHL.

7.2    By SFN. SFN shall indemnify, defend and hold harmless CHL and its directors, officers, employees, agents, attorneys, successors and assigns (each, an "Indemnified Party"), from and against any and all Damages incurred or suffered by any Indemnified Party arising out of, in connection with or resulting from any breach of any representation, warranty, covenant or obligation hereunder by SFN.

7.3    Indemnification Procedure. If there is asserted any claim or allegation that in the judgment of an Indemnified Party may give rise to any Damages, or if an Indemnified Party determines the existence of a potential claim or allegation whether or not the same shall have been asserted, such Indemnified Party shall notify the Indemnifying Party within fifteen (15) business days of receipt or determination of such actual or potential claim or allegation; provided, however, that failure of the Indemnified Party to provide such timely notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent the Indemnifying Party is actually prejudiced by such failure.

7.4    Definition of Damages. The term "Damages" as used in this Section 7 means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges, and amounts agreed by the Indemnifying Party to be paid in settlement, including, without limitation, costs, fees and expenses of investigating and/or defending any claim or allegation, attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents. The Indemnifying Party shall have the right to assume the sole defense of any claim or allegation as to which the Indemnified Party is to be indemnified hereunder.

8.     Miscellaneous.

Notices. All notices required or permitted hereunder, and under any instrument delivered pursuant hereto, shall be given in writing, and shall be deemed to have been given and received upon the earlier to occur of: (a) the actual receipt of any such notice by the intended recipient; and (b) the third business day following deposit of any such notice enclosed in a wrapper with postage prepaid, properly addressed to the intended recipient at its address set forth below, as a certified item, return receipt requested, in an official depository of and under the care and custody of the United States Postal Service. The parties' address for notice shall be as follows:

If to CHL:	290 Broadhollow Road
Suite 201
Melville, NY 11747
Attn: Michael McHugh

If to SFN:	2470 St. Rose Parkway, Suite 314
Henderson, Nevada 89205
Attn: Michael Barron

8.1    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

8.2    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Nevada without regard to its rules regarding choice of law.

8.3    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms.

8.4    Survival. Except for the provision in Section 6 hereof, all of the provisions of this Agreement shall survive the Closing.

8.5    Entire Agreement. This Agreement reflects the entire agreement among the parties with respect to the matters set forth herein and supersedes any prior agreements, commitments, discussions and understandings, oral or written, with respect thereto.

8.6    Attorneys' Fees. In the event of any action arising out of this Agreement, the prevailing party shall be entitled to reimbursement for its costs and expenses, including reasonable attorneys' fees, in connection therewith.

8.7    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.8    Amendment. This Agreement may not be amended orally and may only be amended by a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have executed or caused their duly authorized representatives to execute this Rescission and Settlement Agreement as of the date first written above.

SHEARSON FINANCIAL NETWORK, INC

By:	/s/ Michael A. Barron
Title:	CEO and President

CONTINENTAL HOME LOANS, INC.

By:	/s/ Thomas Monte
Title:	Seller

By:	/s/ Bruce Silva
Title:	Seller

By:	/s/ Michael McHugh
Title:	President